Exhibit 10.1

AMENDMENT TO
EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT dated December 18, 2012 between William E. Saxelby (the “Executive”) and Landauer, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated as of September 28, 2005 and amended as of March 1, 2006 and May 1, 2009 (the “Employment Agreement”);

WHEREAS, Section 16 of the Employment Agreement provides that the Executive shall participate in the Landauer, Inc. Executive Special Severance Plan (the “Severance Plan”), and that if the Severance Plan is terminated or amended in a manner that is adverse to the Executive, the Executive shall be entitled to the benefits the Executive would have received under the Severance Plan but for such termination or amendment (the “Severance Plan Protection Provision”);

WHEREAS, the Company expects to amend the Severance Plan to (i) revise the definition of “Nonqualifying Termination” to remove the exception from such definition for a n employee’s voluntary termination of employment for any reason during the 30-day window period commencing one year after a “Change in Control” (as such term is defined in the Severance Plan), and (ii) modify Section 4 (“Certain Additional Payments; Reduction of Payments”) to provide that a participant will not be entitled to a “Gross-Up Payment” under any circumstances, but rather that his or her benefits and payments that may be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, will either (A) be reduced to the extent necessary to avoid such payments and benefits being subject to such excise tax, or (B) remain unchanged and subject to such excise tax, whichever results in a better after-tax result to the participant (such amendments described in clauses (i) and (ii), the “Severance Plan Amendments”), each of which amendments may be adverse to the Executive;

WHEREAS, the Company desires to amend the Employment Agreement to modify the Severance Plan Protection Provision so that it does not apply with respect to the Severance Plan Amendments;

WHEREAS, the Company desires to provide the Executive with a retention award (the “Retention Award”) in the form of a restricted share award under the long-term incentive compensation component of the Landauer, Inc. Incentive Compensation Plan with a value on the grant date equal to $1.2 million, 20% of which will become vested on each of the first, second and third anniversaries of such grant date and 40% of which will become vested on the fourth anniversary of the grant date; and

WHEREAS, the Executive agrees that his eligibility to receive the Retention Award is consideration for his agreement to revise the Severance Plan Protection Provision as described above.

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NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1. Effective December 18, 2012, Section 3 of the Employment Agreement is amended to add a new clause (i) at the end thereof to read as follows:

(i) RETENTION AWARD. Effective December 18, 2012 (the “Grant Date”), Executive shall be granted a restricted share award under the long-term incentive compensation component of the Landauer, Inc. Incentive Compensation Plan (the “Incentive Plan”). Such restricted share award shall have a value as of the Grant Date equal to $1,200,000 and shall vest in four (4) installments, as follows: (i) 20% of such award shall vest on the first anniversary of the Grant Date, (ii) 20% of such award shall vest on the second anniversary of the Grant Date, (iii) 20% of such award shall vest on the third anniversary of the Grant Date, and (iv) 40% of such award shall vest on the fourth anniversary of the Grant Date. The award shall otherwise be subject to the terms and conditions of the Incentive Plan, as it may be amended from time to time.

2. Effective December 18, 2012, the second sentence of Section 16 of the Employment Agreement is amended in its entirety to read as follows:

If the Special Severance Plan is terminated or amended after December 18, 2012 (the “Amendment Date”) in a manner that is adverse to the Executive and the Executive’s employment is terminated thereafter following a Change in Control, the Executive shall be entitled to receive under this Agreement any additional benefits that the Executive would have been entitled to receive under the Special Severance Plan if it had not been so terminated or amended. The foregoing sentence incorporates the Executive’s agreement to modify the Special Severance Plan protection provided by this Section by agreeing to certain amendments to the Special Severance Plan that were made on the Amendment Date, which modified the definition of “Nonqualifying Termination” to exclude an employee’s voluntary termination for any reason during a certain 30-day window period and the treatment of excess parachute payments.

3. Notwithstanding the provisions of Section 7 of the Severance Plan regarding the times at which amendments adverse to participants therein may be effective, Executive agrees that the Severance Plan Amendments shall be effective with respect to the Executive as of the date on which the Severance Plan Amendments are adopted.

4. The remaining provisions of the Employment Agreement shall not be changed.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first above written.

LANDAUER, INC.

By:	/s/ Michael K. Burke
Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE:

/s/ William E. Saxelby
William E. Saxelby

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